UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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drugstore.com, inc.

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April 28, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 annual meeting of stockholders of drugstore.com, inc., to be held on Thursday, June 12, 2008, at 9:00 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

At the annual meeting, our stockholders will be asked

•	to elect six directors to our board of directors,

•	to approve the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan,

•	to approve an amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split,

•	and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 28, 2008.

For more information regarding these proposals, I urge you to read the accompanying proxy statement carefully.

Our board of directors unanimously recommends that you vote FOR these four proposals.

Your participation and vote are important. Even if you plan to attend the annual meeting in person, please complete, sign, date, and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope. Doing so will not limit your right to attend or vote at the annual meeting.

Thank you for your support of drugstore.com.

Sincerely,

Dawn G. Lepore President, Chief Executive Officer and Chairman of the Board

The proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 2, 2008.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2008

To the stockholders of

drugstore.com, inc.:

The 2008 annual meeting of stockholders of drugstore.com, inc., a Delaware corporation, will be held on Thursday, June 12, 2008, at 9:00 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

The annual meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.	to elect six directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	to approve the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan;

3.	to approve an amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split at any time prior to the date of our 2009 annual meeting, or at no time in the sole discretion of the board of directors, based on a ratio within the range of 1:6 and 1:10;

4.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year; and

5.	to transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on April 11, 2008 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

You are invited to attend the annual meeting in person. To ensure that your shares are represented and voted, however, we encourage you to complete, sign, date, and return the enclosed proxy card in the enclosed postage-prepaid envelope at your earliest convenience. You will still be able to vote your shares in person should you decide to attend the annual meeting, even if you have previously returned your proxy card.

By Order of the Board of Directors

Yukio Morikubo General Counsel, VP Strategy, and Secretary

Bellevue, Washington

April 28, 2008

YOUR VOTE IS IMPORTANT

Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope,

so that your shares will be represented whether or not you attend the annual meeting.

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 12, 2008

We are distributing these proxy materials in connection with the solicitation by the board of directors of drugstore.com, inc. of proxies to be voted at our 2008 annual meeting of stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held on Thursday, June 12, 2008, at 9:00 a.m., Pacific time, at the Bellevue Club, Olympic Suite A, 11200 SE 6th Street, Bellevue, Washington 98004.

This proxy statement and the accompanying form of proxy are dated April 28, 2008 and are being mailed to our stockholders beginning on or about May 2, 2008.

Our mailing address and the address of our principal executive offices is drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, and our telephone number is (425) 372-3200.

ABOUT THE ANNUAL MEETING

Record Date; Stockholders Entitled to Vote

Only holders of record of our common stock at the close of business on April 11, 2008 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were outstanding and entitled to vote 96,478,573 shares of our common stock, constituting all of our voting stock, and 759 holders of record of our common stock. A list of those stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days before the Annual Meeting, during ordinary business hours, at our headquarters located at 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004.

Quorum; Vote Required

In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by properly executed proxy, of the holders of a majority of the shares of our common stock outstanding at the record date. We count shares subject to abstentions and broker non-votes as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when you fail to provide voting instructions to your bank, broker, fiduciary, or other holder of record (a “nominee”) for drugstore.com common stock that you hold in “street name” (i.e., in the name of the nominee). Under those circumstances, your nominee may vote on certain routine items, such as our proposal 1 and proposal 4, but may not vote on non-routine items, such as our proposals 2 and 3.

Proposal 1: The directors elected at the Annual Meeting will be the six nominees receiving the greatest number of affirmative votes. Only votes “for” or “withheld” will affect the outcome. Abstentions (for shares held by registered stockholders) and broker non-votes (for shares held in street name) are not counted for this purpose and will have no effect on the outcome in the election of directors. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Proposal 2: The approval of the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan require the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Proposal 3: The approval of the amendment to our certificate of incorporation to authorize our board of directors to effect a reverse stock split requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Proposal 4: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter. Abstentions (for shares held by registered stockholders) will have the same effect as a vote against the proposal. Broker non-votes (for shares held in street name) are counted for the purpose of determining the presence or absence of a quorum, but are not counted for determining the number of votes cast for or against the proposal.

Our stockholders have no appraisal rights under Delaware law with respect to these proposals.

Proxies

Properly executing and returning the enclosed proxy card means that you authorize the persons named on the proxy card to vote your shares at the Annual Meeting in accordance with your instructions. If you sign, date, and return the enclosed proxy card but do not specify how to vote, your shares will be voted FOR the nominees for directors designated below, FOR the approval of the drugstore.com, inc. 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan, FOR the amendment to our certificate of incorporation, and FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration (for example, consideration of a motion to adjourn the Annual Meeting to another time and/or place), the persons named as proxies will have discretion to vote your shares on those matters in accordance with their judgment.

You may revoke your proxy at any time before it is voted at the Annual Meeting, by doing any of the following:

•	completing a new proxy card with a later date (your latest vote will be counted);

•	filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004, or hand delivered to our Secretary at or before the taking of the vote at the Annual Meeting.

If your shares are held in street name by a nominee, then the nominee’s name, rather than your name, will appear in our register of stockholders, and the nominee will be entitled to vote your shares. If you attend the Annual Meeting, you will not be able to vote the shares that you hold in street name. Therefore, you should instruct your nominee on how to vote those shares on your behalf.

Costs of Proxy Solicitation

We will pay the costs and expenses of soliciting proxies. In addition to soliciting by mail, our directors, officers, employees, and representatives may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. Our directors, officers, employees, and representatives will not be additionally compensated for any such solicitation, but may be reimbursed for reasonable out-of-pocket expenses they incur. Arrangements will be made with brokerage houses, custodians, and other nominees for forwarding of proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur.

Audio Webcast of Annual Meeting

If you have Internet access, you may listen to the Annual Meeting live at http://investor.drugstore.com, by clicking on the “audio” hyperlink. A replay of the Annual Meeting will be available through the end of June 2008. Please note that you will not be able to vote your shares or ask questions through the audio webcast. If you plan to listen to the webcast of the Annual Meeting, please complete, sign, and date the enclosed proxy card before the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our board of directors currently consists of six directors. Each of our directors is elected at our annual meeting of stockholders for a term of one year and serves until the next annual meeting. Under the terms of the Fifth Amended and Restated Voting Agreement dated December 23, 1999, among drugstore.com, inc., Amazon.com, Inc., certain affiliates of Kleiner Perkins Caulfield & Byers, Vulcan Ventures Inc., and the other parties thereto (the “Voting Agreement”), Amazon.com has the right to designate a nominee for election to the board of directors, for as long as Amazon.com is a holder of at least 5% of our outstanding common stock. The parties to the Voting Agreement are required to vote their shares in favor of the election of Amazon.com’s nominee for director. Geoffrey R. Entress is Amazon.com’s designee to the board.

Nominees

The board of directors has nominated our incumbent directors for re-election, at the Annual Meeting. If you properly execute and return the enclosed proxy card, the persons named as proxies in the proxy card will vote your shares FOR the election of the nominees named below, unless you direct otherwise. Each nominee has consented to be named and to serve as a director if elected. If any nominee should become unavailable for election or to serve as a director for any reason, the proxies will be voted for the election of such substitute nominee as the board may designate. The six nominees receiving the highest number of affirmative votes will be elected as our directors.

There are no familial relationships among any of our directors, director nominees, officers, and key employees.

The board of directors recommends that you vote FOR the election of each of the six director nominees listed below.

Name	Age	Director Since	Principal Occupation and Business Experience
Dawn G. Lepore	53	October 2004	President, Chief Executive Officer and Chairman of the Board, drugstore.com, inc.
			Ms. Lepore has served as president, chief executive officer and chairman of the board of drugstore.com, inc. since October 2004. Ms. Lepore served as vice chairman—Active Trader, technology, operations, administration and business strategy of The Charles Schwab Corporation (“CSC”) from August 2003 to October 2004. CSC, through Charles Schwab & Co., Inc. (“Schwab”) and its other operating subsidiaries, is a financial services firm. Ms. Lepore served as vice chairman—technology, Active Trader, operations, and administration of CSC and Schwab from May 2003 until August 2003, as vice chairman—technology, operations and administration of CSC and Schwab from July 2002 until May 2003, as vice chairman—technology and administration of CSC and Schwab from 2001 to 2002, as vice chairman and chief information officer of CSC and Schwab from 1999 to 2001, and as executive vice president and chief information officer of CSC and Schwab from 1993 to 1999. She joined Schwab in 1983. She currently serves as a director of eBay Inc. and has been nominated to stand for election to the board of The New York Times Company in April 2008. Ms. Lepore received a B.A. from Smith College.

Name	Age	Director Since	Principal Occupation and Business Experience
Richard W. Bennet III	55	November 2006	Co-Chief Executive Officer, CCA Global Partners.
			Mr. Bennet was appointed in January 2008 as the Co-Chief Executive Officer of CCA Global Partners, a cooperative of independent retail stores providing buying service and infrastructure to 3,600 locations with revenues of over $10 billion. Previously, Mr. Bennet was President and Chief Executive Officer of Direct Holdings Worldwide, an international direct marketing business with a variety of holdings including Lillian Vernon catalog and Time Life entertainment. Mr. Bennet has more than 30 years of leadership and management experience in the retail industry. He served in various management positions including President and CEO of Famous Barr and Kaufmanns, both retail department stores. In 2000, he was appointed Vice Chairman of May Department Stores, a $14 billion retail enterprise. Mr. Bennet received his undergraduate degree from Central Missouri State University and an MBA from Washington University.

Geoffrey R. Entress	44	November 2006	Venture Partner, Madrona Venture Group.
			Mr. Entress is a principal with the Madrona Venture Group, a Seattle-based venture capital firm. Prior to joining Madrona, he was a founder and the Chief Financial Officer of UrbanEarth.com, a Seattle-based Internet start-up. He has been a securities lawyer with Perkins Coie, a Seattle law firm, and has managed financial analysis and reporting groups at Salomon Brothers in New York and The Prudential Home Mortgage Company in New Jersey. He has also held positions at Mellon Bank, Priority Investment Management, and Duquesne Capital Management. In addition, Mr. Entress serves on the boards of several privately held companies. Mr. Entress received his bachelor’s degree in English and Economics from the University of Notre Dame, an MS in Industrial Administration from Carnegie Mellon University, and a law degree from the University of Michigan Law School.

Jeffrey M. Killeen	54	August 2006	Chairman and CEO, GlobalSpec Inc.
			Mr. Killeen is the chairman and CEO of GlobalSpec Inc., a vertical search, information services, and e-publishing company, a position he has held since January, 2002. Mr. Killeen has more than 25 years of executive management experience in the media, information services, and Internet industries. Prior to joining GlobalSpec, he was CEO of Forbes.com from 1999-2001. Mr. Killeen has also held positions as the Chief Operating Officer of barnesandnoble.com, as CEO of Pacific Bell Interactive Media, as CEO of ESS Ventures (a joint venture of Pacific Bell and the Los Angeles Times) and as President of American Insurance Services Group. Mr. Killeen began his career with The Dun & Bradstreet Corporation, holding a number of executive positions at several D&B subsidiary

Name	Age	Director Since	Principal Occupation and Business Experience
			companies. Mr. Killeen also serves on the boards of SkyTerra Corporation, The Center For Disability Services and The Lake George Opera Company. Mr. Killeen received his B.A. degree in Political Science from St. Lawrence University.

William D. Savoy	43	July 1999	Consultant.
			Mr. Savoy has served as a consultant for the Muckleshoot Indian Tribe, in the areas of strategic planning, economic development, and portfolio management, since May 2005. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity managing the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest, an investment entity managing Paul Allen’s personal financial activities. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as the president of the portfolio and asset management division of Vulcan Inc., managing Vulcan’s commercial real estate, hedge fund, treasury, and other financial activities, and as the president of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as the president and chief executive officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990, and as its chief financial officer from August 1988 to June 1989. He serves as a director of Charter Communications, Inc. and previously served on the advisory board of DreamWorks SKG and as a director of RCN Corporation. Mr. Savoy received a B.S. in computer science, accounting, and finance from Atlantic Union College.

Gregory S. Stanger	43	April 2003	Venture Partner, Technology Crossover Ventures.
			Mr. Stanger has served as Venture Partner of Technology Crossover Ventures (“TCV”), a venture capital firm investing in technology companies, since June 2005. From December 2003 until June 2005, Mr. Stanger served as Executive in Residence of TCV. He served as senior vice president, chief financial officer, and director of Expedia Inc., an online travel company, from February 2002 to December 2003 and as its chief financial officer from October 1999 to December 2003. Before joining Expedia, he served as senior director, corporate development of Microsoft Corporation from 1998 to 1999 and held various positions within Microsoft’s corporate development department from 1993 to 1998. Mr. Stanger has served on the board of directors of Netflix, Inc., an online movie rental company, since 2005. Mr. Stanger received a B.A. from Williams College and an M.B.A. from the University of California at Berkeley.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that Messrs. Bennet, Killeen, Savoy, and Stanger are “independent” within the meaning of rules of the NASDAQ Stock Market. The audit committee, compensation committee, and nominating committee are composed entirely of independent directors.

Board and Committee Meetings

The board of directors meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. The board held five meetings (including special meetings) during our fiscal year ended December 30, 2007. In fiscal year 2007, no incumbent director attended fewer than 75% of the aggregate number of board meetings and meetings of board committees on which she or he served.

Our non-management directors meet without management present each time the full board convenes for a regularly scheduled meeting. If the board of directors convenes a special meeting, the non-management directors meet in executive session if circumstances warrant.

Board Committees

The board of directors currently has three standing committees: the audit committee, the compensation committee, and the nominating committee. These committees are responsible to the full board.

Audit Committee

The audit committee operates pursuant to a written charter and is responsible for:

•

overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements, and internal control over financial reporting and the review of our interim consolidated financial statements;

•	retaining, approving, and compensating all services to be provided by, and overseeing the qualifications, independence and performance of our independent registered public accounting firm;

•	assisting board oversight of our compliance with legal and regulatory requirements; and

•	fulfilling the other responsibilities set out in its charter.

The audit committee is currently composed of Messrs. Bennet, Savoy, and Stanger (chair). The board of directors has determined that, in addition to qualifying as an “independent director” under current NASDAQ rules, each of Messrs. Bennet, Savoy, and Stanger meet the independence and financial literacy requirements for audit committee members under the applicable rules of the Securities and Exchange Commission and NASDAQ. The board of directors has determined that each of Messrs. Stanger and Savoy is an “audit committee financial expert” within the meaning of applicable SEC rules.

The audit committee met eight times and took action by unanimous written consent once during fiscal year 2007. The report of the audit committee is set forth on page 25. The audit committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Compensation Committee

The compensation committee operates pursuant to a written charter and is responsible for:

•	evaluating and approving our policies and programs for executive compensation, including performance-based and long-term compensation;

•	evaluating the performance of our executive officers and approving their compensation;

•	reviewing and making recommendations regarding the compensation of certain nonexecutive employees, directors, and consultants;

•

approving and making grants and awards of stock, stock options, and other equity securities to our executive officers, directors, and certain other employees and persons, and administering our stock option plan;

•	reviewing and approving executive employment, severance, retirement, and change of control agreements; and

•	fulfilling the other responsibilities set out in its charter.

The compensation committee may delegate certain of its responsibilities to a subcommittee of the compensation committee. Any such subcommittee must report regularly to the compensation committee on any actions that it takes on behalf of the committee. With respect to executive officers other than the chief executive officer, the compensation committee considers the recommendation of the chief executive officer, whose recommendation is based on management objectives and her evaluation of the executive officer’s performance.

The compensation committee is also responsible for selecting, retaining, and replacing compensation and benefits consultants and other outside consultants to provide independent advice to the committee, as it deems necessary or appropriate.

The compensation committee is currently composed of Messrs. Killeen and Savoy (chair). In addition to qualifying as an “independent director” under NASDAQ rules, each member of the compensation committee meets the definition of “non-employee director” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

The compensation committee met once during fiscal year 2007 and took action by unanimous written consent on three other occasions. In addition, the compensation committee met periodically and informally with the company’s CEO throughout fiscal year 2007. The report of the compensation committee is set forth beginning on page 27. The compensation committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Nominating Committee

The nominating committee operates pursuant to a written charter and is responsible for:

•

identifying individuals qualified to become board members, selecting (or recommend that the board select) all candidates to stand for election or re-election as directors at our annual meetings of stockholders, and filling vacancies in the board;

•

evaluating and recommending to the board directors for appointment to committees of the board and making recommendations regarding the composition, purpose, structure, and operations of the committees of the board;

•	considering and making recommendations to the board of directors regarding board composition and size, periodic rotation or retirement of board or committee members, and related matters; and

•	fulfilling the other responsibilities set out in its charter.

The nominating committee may, in its discretion, retain a third-party search firm to assist it in identifying and evaluating potential candidates.

The nominating committee considers director candidates recommended by its member(s), by other board members, by management, and by stockholders, as well those identified by any third-party search firm it may retain. A third-party search firm has been engaged to assist in identifying or evaluating potential director nominees. The nominating committee has not established any special qualifications or minimum criteria for director nominees. In searching for and evaluating potential candidates for director nominees, the nominating committee takes into account such factors as it deems appropriate. These factors may include, but are not limited to, the experience, education, background, and expected contributions of such director candidates and the current directors, any potential conflicts of interest, including financial relationships, the diversity of the board of directors and the evolving needs of drugstore.com. The nominating committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

•	collecting a list of potential candidates based on recommendations from other board members, management, stockholders, or other parties or through the engagement of a search firm;

•	evaluating potential conflicts, including financial relationships, and the director’s ability to represent the interests of all stockholders;

•	conducting committee meetings and communicating with the board of directors and management to narrow the list of potential candidates;

•	interviewing a select group of candidates; and

•	selecting a candidate most likely to advance the best interests of drugstore.com and its stockholders.

The nominating committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by its members, other board members or other persons. Stockholder recommendations for director candidates should be sent by certified or registered mail to: Nominating Committee, c/o Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The recommendation must provide the following information for each candidate recommended:

•	the candidate’s name, age, business and residence addresses, and principal occupation or employment, and an indication of whether the candidate has expressed a willingness to serve;

•	the number of shares of drugstore.com stock beneficially owned by the candidate;

•	the name, address, and phone number of the stockholder or group of stockholders making the recommendation, and the number of shares beneficially owned by such stockholder or group of stockholders;

•

to the extent the stockholder or group of stockholders making the recommendation is not a registered holder of such securities, proof of the number of shares beneficially owned and length of time held; and

•	any other information required by law to be disclosed in connection with the solicitation of proxies for the election of directors, and any other information that drugstore.com may reasonably require.

For more information regarding the dates by which we must receive director candidate nominations to be considered for inclusion in the proxy materials for, or to be presented at, the 2009 annual meeting of stockholders, see the section entitled “Stockholder Proposals for 2009 Annual Meeting” on page 32. The nominating committee charter can be found on our website under Corporate Governance at http://investor.drugstore.com.

Amazon.com, our largest stockholder, designated Geoffrey R. Entress to serve as its nominee on the board of directors. The nominating committee has not received a director nominee recommendation from any other stockholder (or group of stockholders) that beneficially owns more than 5% of our common stock. Each of the director nominees listed in Proposal 1 is a current director standing for re-election.

The nominating committee currently consists of Messrs. Killeen and Savoy (chair). The board of directors has determined that Messrs. Killeen and Savoy are “independent” within the meaning of the NASDAQ rules. The nominating committee did not meet separately during fiscal year 2007.

Stockholder Communications with the Board of Directors

Stockholders may communicate directly with the board of directors or any board member by writing to them care of: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The outside of the envelope should prominently indicate that the correspondence is intended for the board of directors or for a specific director. The Secretary will forward all such written communications to the director to whom it is addressed or, if no director is specified, to the entire board of directors.

Director Attendance at Annual Meetings of Stockholders

We encourage our directors to attend annual meetings. Three of our directors were present at the 2007 annual meeting.

Director Compensation

The following table sets forth the total compensation awarded to, earned by, or paid to our non-employee directors for services rendered to drugstore.com during fiscal year 2007.

Name	Fiscal Year	Fees Earned or Paid in Cash		Option Awards (1)		Total
Richard W. Bennet III	2007	$15,000	(2)	$55,632	(3)	$70,632
Geoffrey R. Entress	2007	$5,000	(4)	$55,632	(3)	$60,632
Jeffrey M. Killeen	2007	$14,167	(5)	$55,632	(3)	$69,799
William D. Savoy	2007	$24,167	(6)	$55,632	(3)	$79,799
Gregory S. Stanger	2007	$15,000	(2)	$55,632	(3)	$70,632

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each of the directors, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 grants, refer to note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 30, 2007, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.
(2)	Includes $3,750 paid to the director in 2008 for services rendered in 2007.
(3)	Represents an option to purchase 30,000 shares of our common stock, which option was granted in June 2007 and vests in full on the date of the Annual Meeting.
(4)	Includes $1,250 paid to Mr. Entress in 2008 for services rendered in 2007.
(5)	Includes $2,500 paid to Mr. Killeen in 2007 for services rendered in 2006.
(6)	Includes $6,250 paid to Mr. Savoy in 2008 for services rendered during 2007.

Ms. Lepore, our president, chief executive officer and chairman of the board, receives compensation as an employee of drugstore.com but receives no additional compensation for her service as director. For details of our arrangements with Ms. Lepore, see the section entitled “Executive Compensation.” We reimburse all directors for certain expenses they incur in connection with attendance at board and committee meetings.

Our non-employee directors receive annual cash compensation in the amount of $5,000 for their service as members of the board of directors. Non-employee directors who are members of the audit committee receive an additional $10,000 in annual compensation, and non-employee directors who are members of any other committee receive an additional $5,000 per committee in annual compensation.

Non-employee directors are also eligible to receive stock option grants under our 1998 Stock Plan, as amended in June 2000, and will be eligible to receive stock option and other equity grants under our 2008 Equity Incentive Plan, if that plan is approved at the Annual Meeting. Currently, each of our non-employee directors receives an annual grant of an option to purchase 30,000 shares of our common stock under the 1998 Stock Plan, for his or her service on the board of directors during the one-year term following his or her election (or re-election) at our annual stockholders meeting. The exercise price of the option is the market price per share on the date of grant. These options vest in full on the first anniversary of the date of grant. In June 2007, for their service during the 2007-2008 term, each of Messrs. Bennet, Entress, Killeen, Savoy, and Stanger received an option to purchase 30,000 shares of our common stock at an exercise price of $2.69 per share, which was the market price on the date of grant. After his or her election as a director at the Annual Meeting, each of our non-employee directors will receive an option to purchase an additional 30,000 shares of our common stock, at an exercise price equal to the market price on the date of grant, for service during the 2008-2009 term. In addition, we generally grant options under the 1998 Stock Plan to new non-employee directors at the time they first join our board of directors.

PROPOSAL NO. 2—APPROVAL OF THE DRUGSTORE.COM, INC. 2008

EQUITY INCENTIVE PLAN

The board of directors is asking our stockholders to approve a new 2008 Equity Incentive Plan. Our current 1998 Stock Plan is set to expire in July 2008. The board has approved the 2008 Plan, subject to approval from the stockholders at the Annual Meeting. If the stockholders approve the 2008 Plan, it will replace our 1998 Stock Plan and we will make no further awards thereunder. The 1998 Stock Plan, however, will continue to govern awards previously granted under that plan. If the stockholders do not approve the 2008 Plan, the 1998 Stock Plan will remain in effect through the remainder of its term.

The board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The board believes that plans such as the 2008 Plan increase ability to achieve this objective, especially, in the case of the 2008 Plan, by allowing for several different forms of long-term incentive awards, which the board believes will help us to recruit, reward, motivate and retain talented personnel. The recent changes in the equity compensation accounting rules, which became effective for us in the first quarter of 2006, also make it important to have greater flexibility under our employee equity incentive plan. As the new equity compensation accounting rules come into effect for all companies, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options.

The board believes strongly that the approval of the 2008 Plan is essential to our continued success. In particular, the board believes that our employees are our most valuable assets and that the awards permitted under the 2008 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals.

The approval of the 2008 Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

The board of directors recommends that you vote FOR the adoption of the 2008 Equity Incentive Plan and the number of shares reserved for issuance under the plan.

Description of the 2008 Equity Incentive Plan

The following is a summary of the principal features of the 2008 Plan and its operation. The summary is qualified in its entirety by reference to the 2008 Plan itself set forth in Appendix A.

General.

The 2008 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, (v) performance shares and performance units, and (vi) and other stock or cash awards. Those who will be eligible for awards under the 2008 Plan include employees, directors and consultants who provide services to the Company and its affiliates. As of March 30, 2008, approximately 593 employees, directors and consultants would be eligible to participate in the 2008 Plan.

Number of Shares of Common Stock Available Under the 2008 Plan.

The Board has reserved eight million (8,000,000) shares of our common stock for issuance under the 2008 Plan, plus up to fifteen million (15,000,000) shares subject to stock options or similar awards granted under the 1998 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Plan that are forfeited to or that we repurchase. The shares may be authorized, but unissued, or reacquired common stock. As of the date of this proxy statement, no Awards have been granted under the 2008 Plan.

If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our common stock, the plan administrator will adjust the number and class of shares that may be delivered under the 2008 Plan, the number, class, and price of shares covered by each outstanding award, and the numerical per-person limits on awards.

Administration of the 2008 Plan.

Our board of directors, or a committee of directors or of other individuals satisfying applicable laws and appointed by our board, will administer the 2008 Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that we can receive a federal tax deduction for certain compensation paid under the 2008 Plan. Subject to the terms of the 2008 Plan, the plan administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, determine the terms and conditions of awards, and to interpret the provisions of the 2008 Plan and outstanding awards. Notwithstanding the foregoing, the plan administrator may not, without the approval of our stockholders modify or amend an option or stock appreciation right to reduce the exercise price of that award after it has been granted or to cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price.

Options.

The plan administrator is able to grant nonstatutory stock options and incentive stock options under the 2008 Plan. The plan administrator determines the number of shares subject to each option, although the 2008 Plan provides that a participant may not receive options for more than five million (5,000,000) shares in any fiscal year.

The plan administrator determines the exercise price of options granted under the 2008 Plan, provided the exercise price must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of an option may not exceed ten years, except that, with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with drugstore.com, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the award agreement. If no such period of time is stated in the participant’s award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.

The plan administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the plan administrator, subject to the terms of the 2008 Plan. The plan administrator, subject to the terms of the 2008 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2008 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. The term of a stock appreciation right may not exceed ten years. No participant will be granted stock appreciation rights covering more than five million (5,000,000) shares during any fiscal year.

After termination of service with drugstore.com, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.

Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the plan administrator in its sole discretion. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. The award agreement will generally grant us a right to repurchase or reacquire the shares upon the termination of the participant’s service with drugstore.com for any reason (including death or disability). The plan administrator will determine the number of shares granted pursuant to an award of restricted stock, but no participant will be granted a right to purchase or acquire more than two million (2,000,000) shares of restricted stock during any fiscal year.

Restricted Stock Units.

Awards of restricted stock units result in a payment to a participant only if the vesting criteria the plan administrator establishes is satisfied. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Once the participant has satisfied the applicable vesting criteria, he or she will be entitled to the payout specified in the award agreement. Notwithstanding the foregoing, at any time after the grant of restricted stock units, the plan administrator may reduce or waive any vesting criteria required to receive a payout. The plan administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the 2008 Plan. On the date set forth in the award agreement, all unearned restricted stock units will be forfeited to us. The plan administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than two million (2,000,000) restricted stock units during any fiscal year.

Performance Units and Performance Shares.

The plan administrator will be able to grant performance units and performance shares, which are awards that will result in a payment to a participant only if he or she meets the performance goals or other vesting criteria the plan administrator may establish or if the awards otherwise vest. The plan administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Notwithstanding the foregoing, after the grant of performance units or shares, the plan administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares. During any fiscal year, no participant will receive more than two million (2,000,000) performance shares and no participant will receive performance units having an initial value greater than $5 million. Performance units will have an initial dollar value established by the plan administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

Performance Goals.

Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the 2008 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement. The performance goals may differ from participant to participant and from award to award and may be used to measure the performance of our business as a whole or one of our business units and may be measured relative to a peer group or index.

Transferability of Awards.

Awards granted under the 2008 Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change of Control.

In the event of a change of control of drugstore.com, each outstanding award will be treated as the plan administrator determines, including, without limitation, whether each award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The plan administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the plan administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the plan administrator in its sole discretion, and the option or stock appreciation right will terminate on the expiration of such period.

Amendment and Termination of the 2008 Plan.

The plan administrator will have the authority to amend, alter, suspend or terminate the 2008 Plan, except that stockholder approval will be required for any amendment to the 2008 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2008 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the plan administrator in writing and signed by the participant and the Company. The 2008 Plan will terminate in 2018, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of awards that an employee, director or consultant may receive under the 2008 Plan is in the discretion of the plan administrator and therefore cannot be determined in advance. The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the 1998 Stock Plan during fiscal year 2007, and (ii) the average per share exercise price of such options. We did not grant any awards of stock purchase rights granted under the 1998 Stock Plan during fiscal year 2007.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
All executive officers, as a group	750,000	$2.5700
All directors who are not executive officers, as a group	150,000	$2.6900
All employees who are not executive officers, as a group	2,253,775	$2.9079

Federal Tax Aspects

The following is a summary of the general federal income tax consequences to U.S. taxpayers and drugstore.com of awards granted under the 2008 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.

No taxable income is reportable when we grant a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.

No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.

No taxable income is reportable when we grant a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. On exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized on any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares.

A participant generally will not have taxable income at the time we grant an award of restricted stock, restricted stock units, performance shares or performance units. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date we grant the award.

Tax Effect for the Company.

We generally will be entitled to a tax deduction in connection with an award under the 2008 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation we pay to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2008 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 2008 Plan has been designed to permit the plan administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such awards.

Section 409A.

Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the 2008 Plan with a deferral feature will be subject to the requirements of Section 409A.

If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A that impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION ON PARTICIPANTS AND DRUGSTORE.COM WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2008 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Securities Authorized for Issuance under Equity Compensation Plans

We have two equity-based compensation plans, our 1998 Stock Plan and our 1999 Employee Stock Purchase Plan, or the ESPP. The following table provides information regarding securities issuable under these plans as of December 30, 2007. Purchase rights accruing under the ESPP during the offering period beginning August 1, 2007 are not included in the table, as the number of shares and exercise price were not determinable until the offering period expired on January 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	16,742,358	(1)	$3.48	(2)	11,628,320	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	16,742,358	(1)	$3.48	(2)	11,628,320	(3)

(1)	Represents the number of shares of common stock to be issued on the exercise of options outstanding under the 1998 Stock Plan.
(2)	Represents the weighted average exercise price per share of options outstanding under the 1998 Stock Plan.
(3)	Represents 9,427,121 shares available for future issuance under the 1998 Stock Plan and 2,201,199 shares available for sale under the ESPP.

PROPOSAL NO. 3—APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Our board of directors has considered, deemed advisable, adopted a resolution approving, and recommends to our stockholders for their approval a series of proposed amendments to our Amended and Restated Certificate of Incorporation to authorize the board to effect a reverse stock split for the purpose of increasing the per share market price of our common stock in order to encourage investor interest in drugstore.com and to promote greater liquidity for our stockholders. Under the proposed amendment, each outstanding 6, 7, 8, 9 or 10 shares of common stock would be combined, converted, and changed into one share of common stock (the “Reverse Stock Splits”), with the effectiveness of one of such amendments (the “Effective Reverse Stock Split”) and the abandonment of the other amendments, or the abandonment of all amendments, to be determined at the discretion of our board of directors, pursuant to Section 242(c) of the Delaware General Corporation Law, following the Annual Meeting.

If approved by the stockholders, the board would have discretion until the date of our 2009 annual meeting to implement an Effective Reverse Stock Split in any of the following ratios: 1:6, 1:7, 1:8, 1:9 and 1:10. The board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the board with maximum flexibility to achieve the purposes of the Effective Reverse Stock Split and, therefore, is in the best interests of drugstore.com and our stockholders. The Board would determine the actual timing for implementation of the Effective Reverse Stock Split based on its evaluation as to when such action would be most advantageous to drugstore.com and our stockholders. Furthermore, notwithstanding stockholder approval, the board would also have the discretion not to implement an Effective Reverse Stock Split. If the board were not to implement an Effective Reverse Stock Split by the date of our 2009 annual meeting, stockholder approval would again be required prior to implementing any reverse stock split thereafter. If the board were to elect to implement an Effective Reverse Stock Split, the board will set the exchange ratio within the range approved by the stockholders. The board would base such a determination on the then current trading price of our common stock and the advice of our financial advisors, among other considerations.

The form of the Amended and Restated Certificate of Incorporation that would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split is set forth in Appendix B to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as our board of directors deems necessary and advisable to effect the Effective Reverse Stock Split. If our stockholders approve Reverse Stock Splits and following such approval the board determines that an Effective Reverse Stock Split is in the best interest of drugstore.com and our stockholders, we would amend our Amended and Restated Certificate of Incorporation accordingly.

The board of directors recommends that you vote FOR the proposal to approve amendments to our restated certificate of incorporation to authorize the board of directors to effect the Effective Reverse Stock Split.

Purpose of the Effective Reverse Stock Split

Our board of directors recommends the Effective Reverse Stock Split for the following reasons:

•	The board believes that the Effective Reverse Stock Split is the most effective means of increasing the per share market price of our common stock.

•	The board believes that a higher per share market price of our common stock could encourage increased investor interest in drugstore.com and promote greater liquidity for our stockholders.

Increased Investor Interest. Our board of directors believes that an increase in the per share price of the common stock could encourage increased investor interest in drugstore.com and possibly promote greater liquidity for our stockholders. The board believes that the current low per share price of the common stock, which the board believes is due in part to the overall weakness in the market for stocks, has had a negative effect on the marketability of the common stock. The board believes there are several reasons for this effect. First, many institutional investors look on stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per share price of the common stock can result in individual stockholders’ paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase the common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stock to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage for low-priced stocks.

Possibility that the Effective Reverse Stock Split Will Fail to Achieve the Desired Effects; Other Possible Consequences

Stockholders should note that the effect of the Effective Reverse Stock Split on the market price for our common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the common stock after the Effective Reverse Stock Split will be 6 to 10 times, as applicable, the prices for shares of the common stock immediately prior to the Effective Reverse Stock Split. Furthermore, there can be no assurance that the market price of our common stock immediately after the proposed Effective Reverse Stock Split will be maintained for any period of time. Even if an increase share price can be maintained, the Effective Reverse Stock Split may not achieve the desired results that have been outlined above.

In evaluating whether or not to seek stockholder approval for the Reverse Stock Splits, the board of directors took into consideration negative factors associated with reverse stock splits. These factors include: the negative perception of reverse stock splits that may be held by investors, analysts and other stock market participants; the fact that the stock prices of some companies that have effected reverse stock splits have subsequently declined, sometimes significantly, following their reverse stock splits; the possible adverse effect on liquidity that could be caused by a reduced number of shares outstanding; and the costs associated with implementing a reverse stock split.

If we implement the Effective Reverse Stock Split, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Effective Reverse Stock Split may be required to pay higher transaction costs if they sell their shares in drugstore.com.

We believe that the Effective Reverse Stock Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Effective Reverse Stock Split. The board of directors has determined that it should continue to weigh positive and negative factors prevailing after the Annual Meeting, and before deciding whether or not to effect a Reverse Stock Split.

Board Discretion to Implement Effective Reverse Stock Split

If our stockholders approve the Reverse Stock Splits at the Annual Meeting, we will effect the Effective Reverse Stock Split, if at all, only if our board of directors determines that one of the Reverse Stock Splits (with an exchange ratio determined by the board as described above) is in the best interests of drugstore.com and our stockholders. The board will base such determination on the advice of our financial advisors and certain other factors, including considerations as to existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the board fails to implement any of the Reverse Stock Splits by the date of our 2009 annual meeting, further stockholder approval would be required prior to implementing any reverse stock split.

Effect of the Effective Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

The number of authorized but unissued shares of common stock effectively will be increased significantly by the Effective Reverse Stock Split because no proportional adjustment will be made to the total number of authorized shares of drugstore.com common stock. For example, based on the 96,478,573 shares of common stock outstanding on April 11, 2008, a one-for-ten Effective Reverse Stock Split would reduce the number of shares of common stock outstanding to less than 9.7 million shares, but the number of authorized but unissued shares of common stock would remain at 250 million shares. Any issuance in the future of such authorized but unissued shares could have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. In addition, although the board is not proposing the Reverse Stock Splits for this purpose, the board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of the company’s certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire drugstore.com through a transaction opposed by the board. The par value of our common stock would remain at $0.0001 per share following the effective time of the Effective Reverse Stock Split, while the number of shares of common stock issued and outstanding would be reduced. Because the Reverse Stock Splits would apply to all issued shares of common stock, the proposed Reverse Stock Splits would not alter the relative rights and preferences of existing stockholders.

Effect of the Effective Reverse Stock Split on Stock Options and Warrants

The Effective Reverse Stock Split would reduce the number of shares of common stock available for issuance under our 1998 Stock Plan and the 2008 Equity Incentive Plan, if established on stockholder approval at the Annual Meeting, and in proportion to the exchange ratio of the Effective Reverse Stock Split. The number of shares of common stock currently authorized for issuance but unissued as of April 11, 2008 under the 1998 Stock Plan is 26,138,571, and the number of shares of common stock to be authorized for issuance the 2008 Equity Incentive Plan is eight million (8,000,000) shares plus up to fifteen million (15,000,000) shares subject to stock options or similar awards granted under the 1998 Stock Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1998 Stock Plan that are forfeited or that we repurchase (in all cases, prior to giving effect to the Effective Reverse Stock Split).

drugstore.com also has outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the Effective Reverse Stock split will effect a reduction in the number of shares of common stock issuable on exercise of such stock options and warrants in proportion to the exchange ratio of the Effective Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with the Effective Reverse Stock Split, the number of shares of our common stock issuable on exercise or conversion of outstanding stock options and warrants will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

If our stockholders approve the proposed Reverse Stock Splits at the Annual Meeting and the board of directors elects to proceed with the Effective Reserve Stock Split in one of the approved ratios, the Effective Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing, which we refer to as the effective date, of the Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto automatically and without any action on the part of the stockholders, combined and converted into new shares of common stock in accordance with the Effective Reverse Stock Split ratio determined by the board within the limits set forth in this Proposal.

Exchange of Stock Certificates

The reduction in the number of outstanding shares of our common stock as a result of the reverse stock split will occur automatically on the date that we file the Amended and Restated Certificate of Incorporation effectuating the reverse stock split with the Secretary of State of the State of Delaware without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

Shortly after the effective date, each holder of an outstanding certificate theretofore representing shares of common stock will receive from BNY Mellon Shareholder Services, as our exchange agent for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of transmittal letter to be completed and to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the Effective Reverse Stock Split represented shares of our common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent will deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate will have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of common stock will be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the Effective Reverse Stock Split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of such issuance that:

•

The person requesting such issuance pay to us any transfer taxes payable by reason of such issuance or any prior transfer of such certificate, or establish to our satisfaction that such taxes have been paid or are not payable;

•	Such transfer comply with all applicable federal and state securities laws; and

•	Such surrendered certificate be properly endorsed and otherwise be in proper form for transfer.

The holder of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by drugstore.com after the effective date, until such holder has surrendered the old certificates. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, we will pay all such unpaid dividends or distributions without interest.

Cash Payment in Lieu of Fractional Shares

Implementation of a reverse stock split will result in some stockholders owning a fractional share of our common stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of our common stock as a consequence of the reverse stock split will, instead, receive cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average bid prices of our common stock for the five trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split). If any stockholder owns, in total, fewer than the number of shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. The interest of such stockholders in drugstore.com would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of drugstore.com.

Certain Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax considerations of the reverse stock split. This discussion is based on the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect and to differing interpretations. We have not requested any ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of options or warrants to purchase our common stock.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to drugstore.com. We will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Stockholders Generally. A stockholder who receives only shares of our common stock as a result of the reverse stock split should recognize no gain or loss. A stockholder who receives cash in lieu of a fractional share of our common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s basis in such fractional share of our common stock. For this purpose, a stockholder’s basis in such fractional share of our common stock will be determined as if the stockholder actually received such fractional share.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of our common stock that a stockholder holds following the reverse stock split will equal the stockholder’s aggregate basis in the shares of our common stock he or she held immediately prior to the reverse stock split, less any basis attributable to a fractional share for which the stockholder received cash in lieu of such fractional share.

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the 2008 fiscal year. On the recommendation of the audit committee, the board of directors is asking our stockholders to ratify that appointment at the Annual Meeting. Ernst & Young LLP has served as our independent auditors since 1998. In keeping with good corporate governance, the audit committee periodically assesses the suitability of our incumbent independent registered public accounting firm, taking into account such factors as it deems appropriate, including consideration of the qualifications of other independent registered public accounting firms.

One or more representatives of Ernst & Young LLP are expected to be present at the meeting. They will be given the opportunity to make a statement, should they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The board of directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees paid to date for services rendered by Ernst & Young LLP during fiscal years 2007 and 2006.

	Year Ended
(In thousands)	December 30, 2007	December 31, 2006
Audit Fees (1)	$752	$751
Audit-Related Fees (2)	2	2
Tax Fees	—	—
All Other Fees	—	—

Total	$754	$753

(1)	Audit fees include fees and expenses for services rendered by Ernst & Young LLP in connection with its audits of our annual consolidated financial statements and our internal control over financial reporting, its review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, and services provided in connection with our SEC filings and other regulatory filings.
(2)	Audit-related fees consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or internal control over financial reporting. This category includes fees for a subscription to Ernst & Young LLP’s online accounting and information tool.

Audit Committee Preapproval of Auditor Services

The audit committee is responsible for the appointment, compensation, retention, and oversight of, and for the preapproval of all audit, audit-related, tax and nonaudit services to be provided by, our independent registered public accounting firm.

The audit committee has adopted guidelines for preapproval of services to be provided by our independent registered public accounting firm. The audit committee preapproves services as follows:

•	Annually, our independent registered public accounting firm and management present to the audit committee the audit and nonaudit services proposed to be provided by the independent registered public accounting firm during the current fiscal year and the estimated fees associated with each service. The audit committee reviews and, as it deems appropriate, preapproves or rejects the proposed services. If additional audit or nonaudit services are presented for preapproval during the year, the audit committee reviews and, as it deems appropriate, preapproves or rejects such additional services and the fees associated with such services. The independent registered public accounting firm provides updates regularly with respect to, and the audit committee reviews, the services actually provided by the independent registered public accounting firm and the fees incurred with respect to those services.

•

In deciding whether to preapprove any services proposed to be provided by the independent registered public accounting firm, the audit committee considers the following: (i) whether the proposed services are consistent with SEC rules on auditor independence; (ii) whether the independent registered public accounting firm is qualified to provide effective and efficient service; (iii) whether such service would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to drugstore.com; and (iv) the relationship between fees for audit and nonaudit services. The audit committee will not approve the provision by the independent registered public accounting firm of any audit or nonaudit service that it believes, individually or in the aggregate, may impair the independence of the independent registered public accounting firm.

•

The audit committee has delegated to each of its members the authority to evaluate and approve proposed engagements on behalf of the audit committee, in the event that a need arises for preapproval between committee meetings. Any member who exercises this authority must report any preapproval decisions to the full audit committee at its next meeting.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors is composed of independent directors, as required by SEC and NASDAQ rules, and operates in accordance with the written charter adopted by the board of directors. The members of the audit committee are currently Messrs. Bennet, Savoy, and Stanger. The audit committee has furnished the following report:

As more fully described in its charter, the audit committee’s responsibility is to monitor and oversee drugstore.com’s accounting and financial reporting processes, the annual audit and quarterly reviews of the company’s consolidated financial statements and the annual audit of the company’s internal control over financial reporting, and the qualifications and performance of Ernst & Young LLP, the company’s independent registered public accounting firm.

Management is responsible for the preparation, presentation, and integrity of drugstore.com’s consolidated financial statements, its internal control over financial reporting and financial reporting processes, and its procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Ernst & Young LLP is responsible for performing independent audits of the consolidated financial statements in accordance with generally accepted auditing standards and the internal control over financial reporting, and issuing reports thereon.

The audit committee reviewed and discussed with management and Ernst & Young LLP drugstore.com’s audited consolidated financial statements for the fiscal year ended December 30, 2007, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the company’s system of internal control over financial reporting. The audit committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. The audit committee also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with Ernst & Young LLP its independence from drugstore.com and considered the compatibility of its provision of nonaudit services with its independence from drugstore.com.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in drugstore.com’s annual report on Form 10-K for the fiscal year ended December 30, 2007, for filing with the SEC, and selected Ernst & Young LLP as drugstore.com’s independent registered public accounting firm for fiscal year 2008.

The Audit Committee:

Richard W. Bennet III

William D. Savoy

Gregory S. Stanger (chair)

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of our board of directors is responsible for approving and evaluating executive compensation and our policies and programs with respect to compensation for our chief executive officer, our chief financial officer and our other executive officers.

Objectives of Our Compensation Programs

We aim to offer compensation packages designed to attract, retain and motivate outstanding executives, to encourage and reward the achievement of corporate goals and to align our executives’ financial interests with the company’s strategic business plans. Our compensation policy is to offer a package that includes a competitive salary and benefits and an incentive bonus dependent primarily on attainment of the company’s performance goals but that also considers the executive officer’s individual performance. We also encourage ownership of our common stock through employee stock purchase and stock option programs in which our named executive officers are eligible to participate, in order to align the interests of our executive officers more closely with those of our stockholders at large.

We endeavor to balance the fixed and variable components of our named executive officers’ compensation packages by putting an appropriate portion of the executive’s compensation at risk to ensure that we can build and maintain a strong management team while incenting that team to achieve financial and strategic goals. We also seek to provide an appropriate mix of cash and equity compensation in order to encourage our named executive officers to focus on, and to deliver, long-term, sustainable stockholder returns. We do not have a specific formula for allocating between fixed and variable or at risk compensation or between cash and equity compensation.

What Our Compensation Program Is Designed to Reward

Our compensation policy for our named executive officers is designed to reward each executive’s contribution to the company through the attainment of corporate and individual objectives as well as general job performance.

In measuring the executive officers’ contribution to the company, the compensation committee considered numerous factors including our growth and financial performance as reflected in our net revenue, gross margins and adjusted EBITDA, or earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of stock-based compensation. It also considered nonfinancial factors such as improvement in the company’s strategic position, the performance of the company’s individual units, the development of executive and managerial bench strength and improving customer satisfaction and employee engagement results.

With the assistance of the chief executive officer, executive officers also set individual performance objectives, which management and the compensation committee closely monitored and evaluated.

Elements of Our Compensation Program and How We Determine Amounts in Light of Our Compensation Objectives

Elements of 2007 compensation for our named executive officers included: salary, bonus, and stock incentive awards. Executive officers received total compensation packages in line with their responsibilities, experience, expertise and performance.

Salary

We paid base salaries intended to attract and retain highly capable executives by providing adequate fixed cash compensation. The compensation committee determines the salaries of our executive officers annually. In the case of the chief executive officer, all of the independent directors participated in the determination of her 2007 salary. We set our named executive officers’ salaries based primarily on their job scope and external benchmarking. We then considered the performance of the company and the individual’s performance against objectives to recommend annual or other increases, if any, to base salary.

In setting each named executive officer’s 2007 salary, the committee evaluated the responsibilities of the executive, his or her general job performance and our overall company performance with respect to net revenue and adjusted EBITDA targets and other objectives.

In determining our chief executive officer’s 2007 salary, the committee also considered additional performance objectives and a competitive review of comparable companies in the Pacific Northwest. The additional performance objectives included specified improvements in our customer satisfaction and employee engagement, and general improvement in the company’s strategic position, the performance of the company’s individual units, and the development of executive and managerial bench strength. Comparable companies in the Pacific Northwest whose chief executive compensation packages were reviewed included Aerojet, Applied Precision, LLC, aQuantive, Inc., AREVA T&D, Inc., Attachmate Corporation, Aventail Corp., Captaris, Inc., Cray Inc., Envision Inc., Fluke Networks, Infospace, Inc., Lumera Corp., Onlineshoes.com, WatchGuard Technologies, Inc., Wavelink Corporation, Whitepages.com, Inc., and Zillow.com, as well as national trend data from compensation surveys by consulting firms, such as Culpepper and Associates, Inc., Mercer Human Resource Consulting, The Conference Board, Inc., and Employer’s Association, Inc. The committee based a larger percentage of the chief executive officer’s total compensation on drugstore.com-specific performance goals. Although this approach tends to result in fluctuations in the level of compensation from year to year, the committee and the other independent directors believe that this appropriately motivates the chief executive officer to achieve specified goals.

The committee retained SpencerStuart, an executive search firm, to assist in identifying certain executive officer candidates and in doing so to provide guidance in setting salaries for Messrs. Morikubo and Hargadon, whom we hired in November 2006, and for Mr. du Pont, whom we hired in May 2007, that were competitive with other companies with which we compete for our executive talent. The committee also considered the recommendation of our chief executive officer, whose recommendation was based on management’s objectives and her evaluation of the executive officer’s experience and potential performance.

Bonus

A significant portion of the variable component of our executive compensation package was made up of a cash incentive bonus.

Each year, our compensation committee establishes an incentive bonus plan to promote the achievement of company financial performance objectives based on various financial targets. We attempt to provide annual cash incentive bonuses under the plan for our named executive officers and other eligible employees that reflect the company’s belief that a significant portion of the compensation of each executive should be contingent on company performance as well as the individual contribution of each executive. We determine the targets for the bonus plan in conjunction with our annual planning and budgeting process, which generally begins in the fall of the prior fiscal year. Management develops, and our board of directors oversees and approves, our financial plans and budget, including our expected and targeted net revenue and adjusted EBITDA figures. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets and non-cash marketing expense, adjusted to exclude the impact of stock-based compensation expense. Management believes that adjusted EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company's core operating results, and we have historically relied on adjusted EBITDA measures, management believes it provides consistency in the company’s financial reporting.

We base our financial plans, budget and related guidance, and accordingly our bonus plan targets, on the basis of (i) the company’s performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based on recent market conditions, trends and competition and other factors that, based on historical experience, we expect to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes we can realize, (iv) competitive conditions that we expect to face, and (v) additional expenditures beyond prior fiscal years. As a result of this approach to setting plan targets , the proportion of each named executive officer’s total cash compensation that is represented by incentive based income may increase in those years in which the our actual results are stronger relative to our projections.

In April 2007, the compensation committee approved an incentive bonus plan for 2007 based on net revenue and adjusted EBITDA targets. In earlier years, our annual bonus plans were more heavily weighted towards the achievement of our adjusted EBITDA goals, because of our focus on profitability. However, in 2007, as we shifted our focus to overall growth, the bonus plan assumed a more equal weighting between the two measures so that the thresholds were based 40% on net revenues and 60% on adjusted EBITDA. In addition, the 2007 bonus plan provided for higher bonuses in the event we significantly exceeded our financial objectives. We endeavored to set target levels that challenged our executives to meet or exceed the company’s expected performance for the year, but that offered some recognition of the executive’s contribution in the event the company substantially performed but fell short of specific expectations.

Under the 2007 plan, if we achieved specific graduated net revenue and adjusted EBITDA thresholds, each named executive officer could be eligible to receive anywhere from 0% of his or her target bonus amount, if we failed to meet minimum thresholds, to 200%, if we vastly exceeded our guidance for the year. The plan was generally structured to pay out 100% of the named executive officers’ target bonus amounts if we met the high end of both our net revenue and adjusted EBITDA targets for the year and 57% of those amounts if we met the low end of our overall guidance.

Each named executive officer’s bonus was based on the achievement of these objectives and the recommendation of the compensation committee or the board, which recommendation was based on management’s objectives and the chief executive officer’s evaluation of the executive officer’s performance. The executive officer’s target bonus level is a factor of his or her position and responsibilities.

Ms. Lepore was eligible to receive a target bonus of up to 150% of her annual salary, based on the objectives established in connection with our annual incentive bonus plans as well as the customer satisfaction and employee engagement objectives discussed above. Pursuant to his employment offer letter, Mr. du Pont was eligible to receive a target bonus of up to 60% of his annual salary, prorated to reflect his service in 2007. Each of Messrs. Hargadon and Morikubo was eligible to receive a target bonus of up to 25% of his annual salary. In addition, a named executive officer could be eligible to receive up to an additional 50% of his or her target bonus amount, based on his or her general job performance.

We paid these bonuses in two payments. In August 2007, based on management’s and the compensation committee’s assessment of our results for the first half of the year, we paid a mid-year bonus equal to five percent of the named executive officer’s year-to-date salary earned as of June 30, 2007. The compensation committee implemented the mid-year bonus payment in order to align employees’ incentives more closely with our quarterly as well as full-year results.

In February 2008, the compensation committee determined that based on the company’s full-year results in 2007, the terms of the bonus plan provided for a payout of 70% of employees’ respective target bonus amounts. However, acting within the discretion authorized to it under the plan, the committee decided to pay bonuses to all vice presidents, including Messrs. Hargadon and Morikubo, at a level equal to 65% of their target bonus amounts and to pay Mr. du Pont and Ms. Lepore bonuses equal to approximately 50% of their target bonus amounts.

Shortly after we paid out 2007 bonuses, we learned of an adverse decision by the NJ Tax Court in a case in which we are involved regarding our obligation to collect and remit state sales taxes. As a result of this decision, we incurred an additional charge of $2.5 million that we had not factored into adjusted EBITDA at the time we determined 2007 bonus levels. We did not adjust bonus amounts to reflect this subsequent change to our adjusted EBITDA for the year.

In addition to her annual bonus, under the terms of her original employment offer letter dated September 21, 2004, Dawn Lepore, our chief executive officer and chairman of the board, was entitled to receive $1,000,000 as a signing bonus, payable over the first three years of continuous employment. In 2007, we paid the remaining $100,000 of this amount.

Stock Options

The other significant component of our executives’ variable compensation was equity compensation in the form of stock options that we granted under our 1998 Stock Plan.

We sought to align the long-term interests of our named executive officers with those of our stockholders. Accordingly, each executive received a significant stock option grant when he or she joined drugstore.com. In addition, the compensation committee evaluates stock-based compensation annually, considering executive officers’ responsibilities and performance as well as surveys of equity compensation awarded to executives with similar responsibilities at comparable companies, including those listed above in the discussion of our executives’ salaries. In determining grant sizes, the committee considered various subjective factors primarily relating to the responsibilities of the individual officers, their prior and anticipated contributions to our success and prior option grants.

The compensation committee has approved stock option guidelines to determine the grant date and exercise price of stock options approved by the compensation committee or any subcommittee authorized by the compensation committee. Under these guidelines, stock options are granted on the first Friday of the month following the appropriate approval and satisfaction of any other conditions relating to the option, unless such day is a day on which material nonpublic information regarding the company is publicly disclosed, is within two market days after such disclosure, or is a day on which the market is closed, in which case, the grant will occur on the next day that does not meet any of these criteria. The guidelines provide further that unless the compensation committee or its authorized delegate determines otherwise, the exercise price of any option is the market price per share at close of the market on the date of the grant and require that the minutes or consent authorizing the option in question reflect any exceptions to this pricing structure as well as the compensation expense amount for below market grants shall be noted.

As included in our 2007 Summary Compensation Table below, in December 2006, our board of directors granted Ms. Lepore an option to purchase 1,000,000 shares of our common stock at an exercise price of $3.66 per share. These options are subject to our standard four-year vesting schedule; however, the vesting of these options would accelerate in a change of control. In light of this significant option grant, we did not grant Ms. Lepore any additional options in 2007.

In connection with his initial employment in November 2006, the compensation committee granted Mr. Hargadon an option to purchase 225,000 shares at an exercise price of $3.47. Similarly, in connection with his initial employment, the committee granted Mr. Morikubo an option to purchase 250,000 shares at an exercise price of $3.49. Finally, in connection with his initial employment in May 2007, the committee granted Mr. du Pont an option to purchase 750,000 shares at an exercise price of $2.57. Each of these options vests according to our standard four-year vesting schedule. In light of these recent grants, we did not grant options to any of these named executive officers as part of our annual option grants in 2007.

Post-Employment Compensation Agreements

Severance Agreements

We generally do not enter into severance agreements with our executive officers, other than our chief executive officer, as discussed below. From time to time, in the discretion of management, we may make payments to an executive in the event of his or her termination without cause. In such cases, no benefits are available or have accrued prior to the executive’s employment separation, and at no time does such executive have any right to severance payments. We enter into separation arrangements with certain executives at the time of their termination without cause in order to protect us, because we generally make these payments in consideration of a general release of future claims against drugstore.com. These separation agreements may also include non-compete, non-solicitation, non-disparagement, and confidentiality agreements by the executives.

Under the terms of our offer letter to Ms. Lepore, we will make certain payments and provide certain rights to Ms. Lepore in the event we terminate her employment for cause or she terminates her employment for good reason. The payments and rights are more fully described below in the section entitled “Post-Employment Compensation.”

Change-of-Control Agreements

We generally do not have change-of-control agreements with our executive officers, other than our chief executive officer and chief financial officer, as discussed below. In addition, our 1998 Stock Plan does not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis. As discussed under Proposal No. 2 above, however, our proposed 2008 equity incentive plan would provide that in a change of control where the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for the award, outstanding awards under the plan would become immediately vested and exercisable.

As part of our chief executive officer’s compensation, we have granted options under the 1998 Stock Plan to purchase up to 5,000,000 shares of our common stock. In the event of a change of control any of these options that are unvested will become immediately vested and exercisable, as discussed in more detail below in the section entitled “Post-Employment Compensation.”

Similarly, we entered into a change of control agreement with Mr. du Pont, pursuant to which the option we granted him in 2007 will vest in full in the event that we terminate his employment without cause or he terminates his employment for good reason within one year of a change of control, as discussed in more detail below in the section entitled “Post-Employment Compensation.”

Trading Restrictions

Our current insider trading policy and guidelines limit the timing and types of transactions in our common stock or other securities by our Section 16 officers, including stock option exercises, whether or not the executive subsequently sells any shares purchased. Our policy and guidelines seek to promote compliance with applicable securities laws, to prevent insider trading violations and allegations of insider trading violations, and to preserve the reputation and integrity of drugstore.com and others associated with us. In addition to the prohibitions generally applicable to all of our employees on trading in our securities while in possession of material nonpublic information or passing on such information to others, the policy and guidelines specifically require our Section 16 officers:

•	to pre-clear all transactions in our securities;

•	to trade in our securities only during specified window periods (following earnings releases); and

•	not to engage in short sales or transactions in puts, calls, or other derivative securities other than those granted under our equity compensation plans.

Accounting and Tax Considerations

Our stock option grant policies have been affected by the implementation of SFAS No. 123(R), which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we estimate the portion of unvested stock options that we expect to be forfeited for failure to vest, and we recognize compensation costs only for those equity awards expected to vest. Prior to January 2, 2006, we recognized stock-based compensation under the provisions of APB 25 and FAS 123 for options granted with exercise prices below market value on the date of grant, options, and warrants issued to non-employees for services, and modifications to existing option grants.

We are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments to our executive officers in excess of $1 million. Section 162(m) also provides for certain exceptions to the limitations on deductibility, including compensation that is “performance based” within the meaning of Section 162(m)(4)(c). Based on fiscal year 2007 compensation levels and the exception for performance-based compensation, no limits on the deductibility of compensation applied to any officer of drugstore.com.

In addition, Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that a named executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in preventing the imposition of additional tax under Section 409A, we have structured our 2008 Equity Incentive Plan and our equity compensation awards in a manner intended to comply with the applicable Section 409A requirements.

2007 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by, or paid to our chief executive officer, our chief financial officer, and certain of our other most highly compensated executive officers for services rendered to drugstore.com during fiscal years 2006 and 2007. We refer to the listed persons as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Dawn G. Lepore	2007	$398,077	$100,000	(4)		$315,000	$690		$813,767
President, Chief Executive Officer, and Chairman of the Board	2006	$350,000	$200,000	(4)	$2,522,000	$425,250	$690		$3,497,940

Thére du Pont (5) Senior Vice President, Operations and Chief Financial Officer	2007	$167,308			$1,328,700	$55,000	$50,000	(6)	$1,601,008

Robert Hargadon (7)	2007	$220,000				$35,750	$469		$256,219
Vice President, Human Resources	2006	$21,154	$8,000	(8)	$537,975		$54		$567,183

Yukio Morikubo (9)	2007	$232,932				$37,875	$329		$271,136
Vice President, Strategy and General Counsel	2006	$12,115	$20,000	(8)	$601,200		$24		$633,340

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the relevant fiscal year for the fair value of stock options granted to each of the named executive officers, in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 30, 2007, as filed with the SEC. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(2)	Represents the annual bonus earned by the named executive officer in the year indicated, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(3)	Represents group term life insurance paid for the benefit of the named executive officer.
(4)	Represents the portion of Ms. Lepore’s signing bonus paid in the year indicated, as described in more detail in the section entitled “Compensation Discussion and Analysis.”
(5)	Mr. du Pont was appointed as our senior vice president, operations and chief financial officer in May 2007.
(6)	Represents an allowance for moving expenses awarded in connection with Mr. du Pont’s initial employment, payment of which has been deferred by agreement between Mr. du Pont and the company.
(7)	Mr. Hargadon was appointed as our vice president, human resources in November 2006.
(8)	Represents a signing bonus paid to the named executive officer in November 2006.
(9)	Mr. Morikubo was appointed as our vice president, general counsel in November 2006 and as vice president, strategy and general counsel in April 2007.

We do not enter into employment agreements with our executive officers. We do however have offer letters, and in many cases, promotion offer letters, that set forth the officer’s initial salary and option grants. Thereafter, the compensation committee evaluates our executive officers annually and determines any adjustments to salary and additional option grants, as discussed above in the section entitled “Compensation Discussion and Analysis.”

In November 2006, we appointed Mr. Hargadon as our vice president, human resources. His initial annual salary was $220,000, and during 2006, he was eligible to receive a pro-rated annual target bonus of 0% to 25% of his annual salary, based on the achievement of pre-determined performance objectives. In connection with the commencement of his employment, Mr. Hargadon was granted an option to purchase 225,000 shares of our common stock, at an exercise price per share equal to the fair market value of the our common stock on the Friday following his first day of employment.

Also in November 2006, we appointed Mr. Morikubo as our vice president and general counsel, at an initial annual salary of $225,000. During 2006, he was eligible to receive a pro-rated annual target bonus of 0% to 25% of his annual salary, based on the achievement of pre-determined performance objectives. In connection with the commencement of his employment, Mr. Morikubo was granted an option to purchase 250,000 shares of our common stock, at an exercise price per share equal to the fair market value of our common stock on the Friday after his first day of employment. In April 2007, we appointed Mr. Morikubo as our vice president, strategy, and the compensation committee approved an increase in his salary for 2007 to $235,000.

In December 2006, the compensation committee approved an increase in Ms. Lepore’s annual salary for 2007 from $350,000 to $400,000.

In May 2007, we appointed Mr. du Pont to serve as our senior vice president, operations and chief financial officer effective May 21, 2007. Mr. du Pont received an initial annual salary of $300,000. During 2007, he was eligible to receive a pro-rated annual target bonus of 0% to 60% of his annual salary, based on the achievement of pre-determined performance objectives. His bonus compensation for subsequent years will be determined by our board of directors and chief executive officer. In connection with the commencement of his employment, Mr. du Pont was granted an option to purchase 750,000 shares of our common stock, at an exercise price per share equal to the fair market value of our common stock on the grant date.

2007 Grants of Plan-Based Awards

The following table sets forth the stock options granted to our named executive officers during fiscal year 2007, the fair value of these options as of their grant date, and the estimated future payouts under our non-equity and equity incentive plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Dawn G. Lepore	N/A	$0	$675,000	$945,000
Thère du Pont	5/25/2007				750,000	$2.57	$1,328,700	(1)
	N/A	$0	$180,000	$252,000
Robert Hargadon	N/A	$0	$67,950	$95,130
Yukio Morikubo	N/A	$0	$88,200	$123,480

(1)	This amount represents fair value as of grant date without regard to shares expected to be or actually forfeited on termination of employment.

We grant stock options to our executives under our 1998 Stock Plan. Generally, those options vest over a four-year period and have an exercise price equal to the fair value of the stock on the date of grant, which the plan provides is the closing price per share on such date. In the event we grant any option with an exercise price other than the fair value of the stock on the date of grant, we record an appropriate charge for such grant.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding exercisable and unexercisable options held by the named executive officers as of December 30, 2007.

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Dawn G. Lepore	1,542,857	457,143	(1)	$2.97	10/11/2014
	0	2,000,000	(2)	$2.97	10/11/2014
	314,285	685,715	(3)	$3.66	12/29/2016
Thére du Pont	150,000	600,000	(4)	$2.57	5/25/2017
Robert Hargadon	70,714	154,286	(5)	$3.47	11/17/2016
Yukio Morikubo	78,571	171,429	(6)	$3.49	12/1/2016

(1)	As of the date of this proxy statement, this option has vested with respect to 228,571 additional shares. Of the remaining shares subject to this option 114,286 will vest on each of July 11, and October 11, 2008. In addition, the option will vest in full on a change of control as defined in Ms. Lepore’s offer letter, discussed in more detail in the section entitled “Post-Employment Compensation—Lepore Severance and Change-of-Control Agreement.”

(2)	This option will vest as follows:

•	1,000,000 of the shares on such date as our common stock trades for 30 consecutive trading days at a price at or above $5.00 per share;

•	750,000 of the shares on such date as our common stock trades for 30 consecutive trading days at a price at or above $10.00 per share; and

•	250,000 of the shares on such date as our common stock trades for 30 consecutive trading days at a price at or above $20.00 per share.

In addition, the option will vest in full regardless of whether the foregoing performance goals are met:

•	on October 11, 2008; or

•	on a change of control as defined in Ms. Lepore’s offer letter, discussed in more detail in the section entitled “Post-Employment Compensation—Lepore Severance and Change-of-Control Agreement.”

(3)	As of the date of this proxy statement, this option has vested with respect to 57,143 additional shares. This option will vest with respect to the remaining shares as follows:

•	57,143 of the shares on each of June 29, September 29, and December 29, 2008; and March 29, 2009;

•	57,142 of the shares on June 29, 2009; and

•	57,143 of the shares on each of September 29, and December 29, 2008; March 29, June 29, September 29, and December 29, 2009; and March 29, June 29, September 29, and December 29, 2010.

(4)	As of the date of this proxy statement, this option has vested with respect to 42,857 additional shares. This option will vest with respect to the remaining shares as follows:

•	42,857 of the shares on each of May 21, August 21, and November 21, 2008; and February 21, and May 21, 2009;

•	42,858 of the shares on August 21, 2009;

•	42,857 of the shares on each of November 21, 2008; February 21, May 21, August 21, and November 21, 2009; February 21, May 21, August 21, and November 21, 2010; and February 21, 2011; and

•	42,858 of the shares on May 21, 2011.

(5)	As of the date of this proxy statement, this option has vested with respect to 12,857 additional shares. This option will vest with respect to the remaining shares as follows:

•	12,857 of the shares on each of May 13, August 13, and November 13, 2008;

•	12,858 of the shares on February 13, 2009;

•	12,857 of the shares on each of May 13, August 13, and November 13, 2009; and February 13, May 13, and August 13, 2010; and

•	12,858 of the shares on November 13, 2011.

(6)	As of the date of this proxy statement, this option has vested with respect to 14,286 additional shares. This option will vest with respect to the remaining shares as follows:

•	14,285 of the shares on May 28, 2008;

•	14,286 of the shares on each of August 28, and November 28, 2008; and February 28, 2009;

•	14,285 of the shares on May 28, 2009;

•	14,286 of the shares on each of August 28, and November 28, 2009; and February 28, 2010; and

•	14,285 of the shares on May 28, August 28, and November 28, 2011.

Option Exercises

None of our named executive officers exercised options during 2007.

Post-Employment Compensation

Post-Employment Agreements with Executive Officers

We have severance or change-of-control agreements with our chief executive officer and our chief financial officer, as discussed below. Our 1998 Stock Plan does not provide for automatic acceleration of vesting in the event of a change of control, though it authorizes the plan administrator to provide for such terms on a case-by-case basis. As discussed above, the proposed 2008 Equity Incentive Plan authorizes the plan administrator to determine how awards are treated in the event of a change of control, but specifically provides for acceleration of vesting in the event awards are not assumed or substituted by the successor corporation.

Lepore Severance and Change-of-Control Agreement

Under the terms of our offer letter to Ms. Lepore, as amended in December 2006, under certain circumstances, we will make payments and grant rights to her in connection with the termination of her employment or a change of control, as follows:

If we terminate Ms. Lepore’s employment without cause or if she resigns her employment for good reason, she will receive:

•	a severance package that includes one year of annual salary and one year of target bonus at the levels in effect at the time of such termination, payable in a lump sum at Ms. Lepore’s option; and

•	twelve additional months of vesting credit under any options she holds for which vesting is based exclusively on her continued service to us.

Ms. Lepore’s receipt of these benefits will be subject to her compliance with our confidentiality agreement and her execution of a release of claims in the form customarily used by us in connection with the termination of an executive officer’s employment.

If Ms. Lepore’s employment is terminated for any reason other than death or permanent and total disability, she will have a period of up to one year in which to exercise her vested options, provided that any vested options not exercised on or prior to her termination date will terminate as follows: 25% will terminate three months following her termination, and an additional 25% will terminate at the end of each three-month period thereafter.

If there is a change of control, all of Ms. Lepore’s options will immediately become fully vested and exercisable. In the event that the benefits provided to Ms. Lepore in connection with a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, we may reduce such benefits to the extent necessary for such benefits not to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

For purposes of Ms. Lepore’s offer letter:

•	“cause” means

•	Ms. Lepore’s willful or negligent failure to comply with the lawful directions of our board of directors;

•	gross negligence or willful misconduct in the performance of her duties to us;

•	commission of any act of fraud that results in an injury to us (other than a de minimus injury); or

•	misappropriation of our material property to our material detriment.

•	“good reason” means

•	our failure to pay or to cause to be paid Ms. Lepore’s annual salary or any earned annual target bonus when due;

•	the substantial reduction of Ms. Lepore’s annual salary without her consent;

•	the substantial reduction of Ms. Lepore’s target bonus range unaccompanied by any corresponding upward adjustment in any other form of incentive compensation without her consent;

•

a material diminution in Ms. Lepore’s authority, responsibilities, duties, or reporting relationships as our president and chief executive officer (but not as Chairman of the Board) without her consent;

•	relocation of Ms. Lepore’s primary work place (currently Bellevue, Washington) to a location more than thirty-five (35) miles from our current location without her consent;

•	our failure to nominate Ms. Lepore to serve as a director at each annual stockholder meeting while she is serving as our president and chief executive officer; or

•

a material reduction in the kind or level of the benefits or perquisites for which Ms. Lepore is eligible without her consent, unless the reduction is applicable to substantially all of our other executive officers;

provided that the events above shall constitute good reason only if we fail to cure such event within a reasonable period of time (not to exceed fifteen (15) business days) after receipt of written notice of the event; provided, further, that “good reason” shall cease to exist for an event on the 90th day following its occurrence, unless Ms. Lepore has given us written notice of the event prior to such date.

•	“change of control” means

•	the sale, lease, or other disposition of all or substantially all of our assets;

•

the acquisition of beneficial ownership of more than 50% of the total voting power represented by our then-outstanding voting securities by any person or group of related persons (other than by any of our affiliates or any benefit plan sponsored or maintained by us or any of our subsidiaries);

•

the acquisition of us by another entity by means of merger, consolidation, or similar transaction after which our stockholders immediately prior to the occurrence of such merger, consolidation, or similar transaction hold less than 50% of the total voting power of the surviving controlling entity; or

•

a change in the composition of our board of directors such that during any period of two (2) consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; provided that a reincorporation shall not be considered a change of control.

du Pont Severance and Change-of-Control Agreement

We entered into a change of control agreement with Mr. du Pont, pursuant to which the option granted to him in connection with his initial employment will vest in full in the event that we terminate his employment without cause or he terminates his employment for good reason within one year of a change of control of drugstore.com. In addition, following any such termination, he will have a period of up to six months in which to exercise his options, provided that any options not exercised on or prior to the date of his termination of employment will terminate as follows: 50% will terminate three months after his termination, and the remaining 50% will terminate six months after his termination.

For purposes of the change of control agreement:

•	“change of control” means:

•	reorganization, exchange of securities, merger or consolidation involving drugstore.com, unless immediately following such transaction:

•

the beneficial owners of our outstanding common stock immediately prior to such transaction continue to hold more than 50% of the common stock and the combined voting power of the surviving in substantially the same proportion they held immediately prior to such transaction, and

•	our incumbent directors prior to the transaction continue to represent at least a majority of the board of directors of the surviving corporation;

•	sale, lease, exchange or other transfer of all or substantially all of our assets other than a transfer to one of our majority-owned subsidiaries; or

•	acquisition by a person of a majority or more of our outstanding voting securities.

•	“cause” means:

•

A clear refusal to carry out any of his material lawful duties or any directions of the board, all reasonably consistent with the duties of his position, provided Mr. du Pont has been given reasonable notice and opportunity to correct any such failure;

•	Violation of a state or federal criminal law involving the commission of a crime against us or any of our subsidiaries;

•	Deception, fraud, misrepresentation or dishonesty by Mr. du Pont, or any incident materially compromising his reputation or ability to represent us with investors, customers or the public; or

•	Unauthorized use or disclosure of confidential information or trade secrets.

•	“good reason” means any of the following uncured events:

•

The assignment of any duties materially inconsistent with his title, position, authority, duties or responsibilities held, exercised and assigned at anytime during the 90-day period immediately preceding the change of control or any other action by us that results in a material diminution in such title, position, authority, duties or responsibilities;

•

Our requiring Mr. du Pont to be based at any office or location other than the office or location where he was based immediately prior to the change of control or at any other place within a 35-mile radius of such location (except for reasonably required travel); or,

•	Any other material violation of any provision of the change of control agreement by us.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during fiscal year 2007 were Jeffrey M. Killeen and William D. Savoy. Neither was an officer or employee of drugstore.com or any of its subsidiaries at any time during fiscal year 2007, and neither of them has ever been an officer of drugstore.com or any of its subsidiaries. In addition, none of the executive officers of drugstore.com served on the compensation committee of any entity or as a director of an entity that employs any of the members of the compensation committee.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our annual report on Form 10-K.

Jeffrey M. Killeen

William Savoy (chair)

TRANSACTIONS WITH RELATED PERSONS

We have entered into the transactions described below with our executive officers, directors and holders of 5% or more of our common stock and their affiliates.

Agreements with Executive Officers and Directors

We have entered into indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Agreements with Amazon.com

Amazon.com is our largest stockholder, owning approximately 13.4% of our outstanding stock as of April 11, 2008. Pursuant to Voting Agreement, in November 2006, Geoffrey R. Entress, was appointed to serve as Amazon’s designee on our board of directors. In August 1998, we entered into a 10-year technology license and advertising agreement with Amazon.com. In September 2007, we entered into a three-year merchant agreement with Amazon.com to sell prestige beauty products through the Beauty.com marketplace on the Amazon.com website.

Agreement with Ziff Asset Management

Pursuant to a Stock Purchase Agreement dated March 1, 2005, Ziff Asset Management, L.P. purchased 10 million shares of our common stock for $26 million in cash. Ziff agreed not to sell the purchased shares for one year from the date of purchase. On December 2, 2005 we filed a shelf registration statement with the SEC covering the resale of those shares. The registration statement will remain effective until all of the shares have been sold or the shares can be resold publicly under Rule 144(k) under the Securities Act of 1933 (as amended), whichever is earlier.

POLICIES AND PROCEDURES FOR APPROVING RELATED PERSON TRANSACTIONS

On an annual basis, each of our directors and officers must complete a director and officer questionnaire that requires disclosure of any transaction, arrangement, or relationship with the company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. In addition, this questionnaire directs the directors and officers to certify that they will update us throughout the year regarding any revisions or additions to the information provided in the questionnaire. Our board of directors will review and consider any transaction, arrangement, or relationship that a director or officer discloses in his or her questionnaire in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our code of business conduct and ethics requires all directors and employees either to avoid participating in any outside activity that might create a conflict of interest or, if such avoidance is impossible, to disclose fully any information regarding a potential conflict and to refrain from participating in any of our decisions that might raise the conflict. All officers must obtain the prior written consent of our legal team before entering into any outside employment or business venture. In addition, our code requires that all of our contracts be reviewed and approved by our legal and finance teams before they are signed, regardless of the type or dollar amount of the contract.

As required under SEC rules, transactions that we determine to be directly or indirectly material to us or to a related person are disclosed in our proxy statement. In addition, the audit committee of our board of directors reviews and approves or ratifies any related person transactions, including those that we are required to disclose, based on the relevant circumstances, including:

•	the nature and extent of the related person’s interest in the transaction;

•

the material terms of the transaction, including, without limitation, the amount and type of transaction, and whether the terms are comparable to those generally available in arms’ length transactions;

•	whether the related person transaction is consistent with the best interests of the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters that the committee may deem appropriate.

In the event that any member of the audit committee has a direct or indirect interest in any such transaction, he or she will recuse himself or herself from the deliberations of the committee regarding that particular transaction. If the audit committee does not approve any related person transaction, it may take such action as it may deem necessary or desirable in our best interests and in the best interest of our stockholders.

LEGAL PROCEEDINGS

We are not currently aware of any material pending or proposed legal proceedings to which any of our directors, officers, affiliates, or significant stockholders, or any of their associates, is a party adverse to us or in which any of such persons has a material interest adverse to us.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of April 11, 2008 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each director and director nominee;

•	our chief executive officer and the other individuals named in the summary compensation table above; and

•	all directors and executive officers as a group.

Under the rules of the SEC, shares of common stock subject to options or warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for purposes of computing the share and percentage ownership of the holder, but those shares are not deemed outstanding for purposes of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes below, each person and entity named has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)
Amazon.com, Inc. (2) 1200 12th Avenue South Seattle, WA 98144	12,963,339	13.4%
Kleiner Perkins Caufield & Byers (3) 2750 Sand Hill Road Menlo Park, CA 94025	11,068,745	11.5%
Ziff Asset Management LP 283 Greenwich Avenue Greenwich, CT 06830	10,000,000	10.4%
J. Carlo Cannell (4) P.O. Box 3459 240 E Deloney Ave Jackson, WY 83001	5,346,913	5.5%
Discovery Group I, LLC 191 North Wacker Dr, Suite 1685 Chicago, IL 60606	5,175,934	5.4%
Dawn G. Lepore (5)(6)	2,142,856	2.2%
Richard W. Bennet III (5)(7)	72,857	*
Geoffrey R Entress (5)(8)	82,857	*
Jeffrey M. Killeen (5)(9)	78,571	*
William D. Savoy (5)(10)	152,500	*
Gregory S. Stanger (5)(11)	142,500	*
Eleuthere du Pont (5)(12)	235,714	*
Robert Hargadon (5)(13)	106,428	*
Yukio Morikubo (5)(14)	107,142	*
All directors and executive officers as a group (9 persons) (15)	3,121,425	3.2%

*	Less than 1%
(1)

Percentage ownership is calculated based on 96,478,573 shares of drugstore.com common stock outstanding on April 11, 2008, plus the applicable number of shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or will become exercisable within 60 days after April 11, 2008.
(2)	Represents shares held by Amazon.com NV Investment Holdings, Inc., a wholly owned subsidiary of Amazon.com, Inc.
(3)	Represents 10,130,403 shares held by Kleiner Perkins Caufield & Byers VIII, L.P. (“KPCB VIII”), 586,804 shares held by KPCB VIII Founders Fund, L.P. (“KPCB VIII FF”) and 351,538 shares held by KPCB Life Sciences Zaibatsu Fund II, L.P. (“KPCB ZF II”). KPCB VIII and KPCB VIII FF are wholly controlled by KPCB VIII Associates, L.P. KPCB ZF II is wholly controlled by KPCB VII Associates, L.P.
(4)	Represents (per Schedule 13G/A filed on February 15, 2008) an aggregate 5,346,913 shares held by Anegada Master Fund Limited (“Anegada”) and Tonga Partners, L.P. (“Tonga” and collectively with Anegada, the “Funds”). Cannell Capital LLC acts as the investment adviser to Anegada, and is the general partner of and investment adviser to Tonga. Mr. Cannell is the sole managing member of Cannell Capital LLC. As a result Mr. Cannell possesses the sole power to vote and to direct the disposition of the securities held by the Funds. Thus, Mr. Cannell is deemed to beneficially own 5,346,913 Shares.
(5)	The address of all directors and officers of drugstore.com who do not beneficially own 5% or more of our common stock (and whose affiliates do not beneficially own 5% or more of our common stock) is 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. The address for directors affiliated with an entity that beneficially owns 5% or more of our common stock is the same as the address of the affiliated entity.
(6)	Represents 2,142,856 shares subject to options exercisable within 60 days of April 11, 2008.
(7)	Represents 72,857 shares subject to options exercisable within 60 days of April 11, 2008.
(8)	Includes 72,857 shares subject to options exercisable within 60 days of April 11, 2008.
(9)	Represents 78,571 shares subject to options exercisable within 60 days of April 11, 2008.
(10)	Includes 142,500 shares subject to options exercisable within 60 days of April 11, 2008.
(11)	Represents 142,500 shares subject to options exercisable within 60 days of April 11, 2008.
(12)	Represents 235,714 shares subject to options exercisable within 60 days of April 11, 2008.
(13)	Includes 96,428 shares subject to options exercisable within 60 days of April 11, 2008.
(14)	Represents 107,142 shares subject to options exercisable within 60 days of April 11, 2008.
(15)	Includes 3,091,425 shares subject to options exercisable within 60 days of April 11, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and related rules of the SEC require our directors, executive officers, and any persons holding more than 10% of our common stock to file with the SEC and NASDAQ reports regarding their initial ownership of our stock and any subsequent changes in that ownership. SEC regulations require directors and executive officers to provide us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, during fiscal year 2007, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis.

OTHER MATTERS

At the time of mailing this proxy statement, the board of directors knows of no matters that are likely to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders. If other matters not now known or determined properly come before the Annual Meeting, however, the persons named as proxies in the enclosed proxy card or their substitutes will vote such proxy in accordance with the recommendations of the board of directors.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under the SEC’s proxy rules, stockholder proposals (including nominations for the election of directors) that satisfy specified conditions may be included in our proxy statement and form of proxy card for, and may be presented at, the 2009 annual meeting of stockholders. If you intend to present a proposal at the 2009 annual meeting, you must deliver the proposal in writing to the following address by no later than December 18, 2008 in order for the proposal to be considered for inclusion in the proxy materials for that meeting: Secretary, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004. All proposals must comply with the requirements of Rule 14a-8 under the Exchange Act in order to be considered for inclusion in the proxy materials for the 2009 annual meeting.

In addition, if you intend to submit a nomination or other business for consideration at the 2009 annual meeting, other than submitting a proposal to be included in our proxy materials, you must comply with the advance notice provisions of our bylaws. These provisions require that you give written notice to our Secretary not less than 90 and not more than 120 calendar days before June 12, 2009, the one-year anniversary of the Annual Meeting. This means that our secretary must receive your written notice no earlier than February 12, 2009 and no later than March 16, 2009. (If the date of the 2009 annual meeting is more than 30 days before or more than 70 days after that one-year anniversary date, however, you must deliver notice of your proposal not more than 120 days before the 2009 annual meeting and not more than 10 days after the day on which we first publicly announce the date of the 2009 annual meeting.) If you intend to nominate a director, your written notice must include all information required by the SEC with respect to director nominees, together with the nominee’s written consent to be nominated and serve as a director; if you intend to bring any other business before the meeting, your notice must include a brief description of that business, the text of your proposal, the reasons for conducting that business at the annual meeting, and any material interest you have in that business. Your notice must also include your name, address, and the number of shares of drugstore.com common stock that you own, a statement that you intend to appear in person or by proxy to propose the business you wish to be considered and a statement of whether you (or a group of which you are a part) intend to deliver a proxy statement to our stockholders or otherwise solicit proxies from stockholders in support of your proposal or nomination.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any stockholder proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT

A copy of our combined annual report to stockholders and annual report on Form 10-K for fiscal year 2007 accompanies this proxy statement. An additional copy will be furnished, without charge, to beneficial stockholders or stockholders of record upon request in writing to Investor Relations, drugstore.com, inc., 411 108th Avenue NE, Suite 1400, Bellevue, Washington 98004 or by telephone to (425) 372-3200. Copies of exhibits to the annual report on Form 10-K are available for a nominal fee.

Appendix A

DRUGSTORE.COM, INC.

2008 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide incentives to individuals who perform services to the Company, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(f), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Drugstore.com, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to sell any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of the Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock will be determined as the Administrator may determine in good faith.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to Section 6 of the Plan.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(aa) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(dd) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ee) “Plan” means this 2008 Equity Incentive Plan.

(ff) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.

(jj) “Service Provider” means an Employee, Director, or Consultant.

(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(ll) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is eight million (8,000,000) Shares plus (i) any Shares subject to stock options or similar awards granted under the 1998 Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 1998 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (i) equal to fifteen million (15,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Full Value Awards. Any Shares subject to Awards granted with an exercise price less than the Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as three (3) Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), three (3) times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the withholding tax related to an Award or to pay for the exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv) to determine the terms and conditions of any, and , but only with the prior approval of the Company’s stockholders, to institute an Exchange Program;

(v) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vii) to modify or amend each Award (subject to Section 19(c) of the Plan). Notwithstanding the previous sentence, the Administrator may not, without the approval of the Company’s stockholders: (A) modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 14), or (B) cancel any outstanding Option or Stock Appreciation Right and immediately replace it with a new Option or Stock Appreciation Right with a lower exercise price;

(viii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(ix) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(x) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Option or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(b) Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(c), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of, without limitation, (1) cash, (2) check, (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (7) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b), but in no event later than the original full term of the Option. Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options or Stock Appreciation Rights covering more than, in the aggregate, five million (5,000,000) Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as specified in the Award Agreement.

8. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than five million dollars ($5,000,000), and (ii) no Participant will be granted more than an aggregate of two million (2,000,000) Shares of Restricted Stock, Restricted Stock Units and Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or status as a Service Provider), or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof, all as specified in the Award Agreement.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (a) earnings per share, (b) operating cash flow, (c) operating income, (d) profit (e) return on assets, (f) return on equity, (g) return on sales, (h) revenue, (i) stock Price, (j) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (k) gross margin, (l) operating expenses or operating expenses as a percentage of revenue, (m) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (n) return on capital, (o) return on assets or net assets, (p) return on investment, (q) operating margin, (r) market share, (s) contract awards or backlog, (t) overhead or other expense reduction, (u) objective customer indicators, (v) new product invention or innovation, (w) attainment of research and development milestones, and (x) total stockholder return. Any Performance Goals may be used to measure the performance of the Company as a whole or a Subsidiary or other business unit or segment of the Company and may be measured relative to a peer group or index. Any criteria used may be measured, as applicable (i) in absolute terms, (ii) against another company or companies, on a per-share basis, and/or (iii) on a pre-tax or post-tax basis (if applicable). The Performance Goals may differ from participant to participant and from Award to Award. In establishing the Performance Goals, the Administrator shall determine whether to determine such goals in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or to exclude any items otherwise includable under GAAP.

12. Leaves of Absence; Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, and 10.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion (but in no event longer than the original full term), and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals or other performance criteria will not be considered assumed if the Company or its successor modifies any of such Performance Goals or other performance criteria without the Participant’s consent; provided, however, a modification to such Performance Goals or other performance criteria only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15. Tax Withholding

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the minimum statutory federal, state or local income and employment tax withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Appendix B

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DRUGSTORE.COM, INC.

Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to insert the following paragraphs immediately following the last paragraph of Article IV as currently effective:

“Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [six (6), seven (7), eight (8), nine (9), or ten (10) shares] of the Corporation’s Common Stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of Common Stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the Nasdaq Global Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

B-1

PROXY

DRUGSTORE.COM, INC.

PROXY FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

This proxy is solicited on behalf of the board of directors of drugstore.com, inc.

The undersigned stockholder of drugstore.com, inc., a Delaware corporation, hereby appoints Yukio Morikubo and Amy Reischauer as proxies for the undersigned, with full power of substitution, to attend the 2008 Annual Meeting of Stockholders of drugstore.com, inc., to be held on Thursday, June 12, 2008, at 9:00 a.m., Pacific Time, at the Bellevue Club,11200 SE 6th Street, Bellevue, Washington 98004, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting, with the same effect as if the undersigned were present.

The undersigned hereby revokes any proxy previously given with respect to such shares.

Shares represented by this proxy will be voted as directed by the stockholder. If no instructions are provided, the proxies will vote the shares represented by this proxy FOR the nominees for directors and FOR the proposals.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

SEE REVERSE SIDE

SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

Detach here from proxy voting card.

You can now access your drugstore.com, inc. account online.

Access your drugstore.com, inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for drugstore.com, inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

**** TRY IT OUT **** www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

1. Election of Directors

FOR T HE NOMINEES WITHHELD FROM ALL NOMINEES

FOR AGAINST ABSTAIN

2. Approval of the drugstore.com, inc. 2008 Equity Incentive Plan.

FOR AGAINST ABSTAIN

3. Approval of Amendment to Certificate of Incorporation to effect a reverse stock split.

FOR AGAINST ABSTAIN

4. Ratification of appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2008.

Nominees:

01 Dawn G. Lepore

02 Richard W. Bennet III

03 Geoffrey R. Entress

04 Jeffrey M. Killeen

05 William D. Savoy

06 Gregory S. Stanger

INSTRUCTION: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) in the space below.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THIS PROXY. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR THE ABOVE PROPOSALS AND OTHER WISE IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY WILL BE

VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, “FOR” THE PROPOSALS AT THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Signature: Date:

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

Detach here from proxy voting card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.